Exhibit 5.1

ATTORNEYS AT LAW Washington Harbour 3000 K Street, N.W. Suite 600 Washington, D.C. 20007-5109 202.672.5300 TEL 202.672.5399 FAX www.foley.com

September 11, 2015

Lindblad Expeditions Holdings, Inc.

96 Morton Street, 9th Floor

New York, NY 10014

Ladies and Gentlemen:

We have acted as counsel to Lindblad Expeditions Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (Registration No. 333- ____________) (as it may be amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof relating to up to 6,321,696 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) an aggregate of 2,500,000 shares of Common Stock to be issued pursuant to the grant or exercise of awards to participants under the Lindblad Expeditions Holdings, Inc. 2015 Long-Term Incentive Plan (the “2015 Plan”) and (ii) an aggregate of 3,821,696 Shares of Common Stock issuable upon the exercise of an aggregate of 3,821,696 outstanding stock options by participants under the Lindblad Expeditions, Inc. 2012 Stock Incentive Plan (the “2012 Plan” and, together with the 2015 Plan, the “Plans”).

In connection with this opinion, we have examined the following documents: (i) the Registration Statement, (ii) the Second Amended and Restated Certificate of Incorporation of the Company, (iii) the Bylaws of the Company, (iv) the Plans, and (v) certain resolutions adopted by the Board of Directors of the Company.

We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Based upon and subject to the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement have been duly authorized and, when issued and delivered upon the grant or exercise of awards in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

Boston Brussels CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Lindblad Expeditions Holdings, Inc.

We render no opinion as to the effect of the laws of any state or jurisdiction other than the corporate law of the State of Delaware. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

Very truly yours,

/s/ Foley & Lardner LLP